Exhibit 99.1

Enphase Energy Reports Record Third Quarter 2013 Financial Results
PETALUMA, Calif., November 5, 2013—Enphase Energy, Inc. (NASDAQ: ENPH) announced today financial results for the third quarter ended September 30, 2013.
Third Quarter 2013 Highlights

•	Record revenue of $62.0 million, up 7% sequentially

•	Record non-GAAP gross margin of 28.3%, up 140 basis points year-over-year

•	Non-GAAP operating expenses flat for the fourth consecutive quarter at $20.4 million

•	Shipped 60,000 units of the fourth-generation microinverter system
Enphase Energy reported total revenue for the third quarter of $62.0 million, an increase of 7 percent compared to the second quarter of 2013. Units sold in the third quarter of 2013 totaled 426,000 or 94MW.
GAAP gross margin for the third quarter of 2013 was 28.1 percent. Non-GAAP gross margin was 28.3 percent, an increase of 140 basis points when compared to 26.9 percent in the third quarter of 2012.
GAAP operating expenses for the third quarter were $22.8 million. Non-GAAP operating expenses were $20.4 million, which is below the $22.9 million of the third quarter in 2012, and flat compared to the three prior quarters.
GAAP net loss was $6.3 million for the third quarter of 2013, or a loss of $0.15 per share. On a non-GAAP basis, the net loss was $3.7 million, or a loss of $0.09 per share.
The Company exited the quarter with a total cash balance of $31.8 million as cash flow from operations continues to improve.
“We are pleased to announce our third quarter results, which include company records for revenue and gross margin,” commented Paul Nahi, CEO of Enphase. “Combined with flat operating expense levels and improved cash flow from operations, this demonstrates our ability to successfully execute our business strategy and progress towards profitability and sustainable positive cash flow.”
Mr. Nahi continued, “In addition to our strong third quarter financial performance, we have experienced a great response to our new fourth-generation microinverter system, of which we shipped 60,000 units during the third quarter. The product is now being shipped throughout North America, and we continue to ramp production as our customers transition to the fourth-generation system. The general availability of our most efficient, rigorously tested and robust Enphase system, along with the shipment of our four millionth microinverter, mark additional milestones for Enphase as the world’s leading microinverter systems provider.”
Business Highlights

•	Announced general availability throughout North America of the fourth-generation microinverter system, featuring the M250 microinverter and Enlighten software platform enhancements.

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Enphase microinverters installed in a 3MW distributed solar project for the San Diego Unified School District, exemplifying microinverter flexibility with 125 individual solar arrays of varying size and orientation.

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Over 9,000 microinverters deployed in a 2.3MW three-phase solar project at Vine Fresh Produce, in Ontario, Canada, which is the largest rooftop solar PV array as part of the province's Feed-in-Tariff (FIT) program.

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Announced a Clinton Global Initiative Commitment to Action to provide a clean, reliable energy alternative in Abuja, Nigeria, through piloting an innovative solar energy microgrid system with Enphase microinverters.

Business Outlook
“Looking forward, we expect revenue for the fourth quarter of 2013 to be within a range of $62 million to $65 million,” said Kris Sennesael, CFO of Enphase. “We expect fourth quarter gross margin to be within a range of 29 percent to 32 percent, as we continue the transition from our third to fourth-generation microinverter system and drive further product cost improvements. We expect non-GAAP operating expenses for the fourth quarter of 2013 to be roughly flat compared to the third quarter of 2013.”

Use of Non-GAAP Financial Measures
The Company has presented certain non-GAAP financial measures in this release. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States of America, or GAAP. Reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure can be found in the accompanying tables to this press release. These non-GAAP financial measures do not reflect a comprehensive system of accounting, differ from GAAP measures with the same captions and may differ from non-GAAP financial measures with the same or similar captions that are used by other companies. As such, these non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP.
The Company uses these non-GAAP financial measures to analyze its operating performance and future prospects, develop internal budgets and financial goals, and to facilitate period-to-period comparisons. Enphase believes that these non-GAAP financial measures reflect an additional way of viewing aspects of its operations that, when viewed with its GAAP results, provide a more complete understanding of factors and trends affecting its business.
Conference Call Information
Enphase Energy will host a conference call for analysts and investors to discuss its third quarter results and fourth quarter 2013 business outlook today at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time). Open to the public, investors may access the call by dialing 877-644-1284; participant passcode 87113926. A live webcast of the conference call, together with accompanying presentation slides, will also be accessible from the “Investor Relations” section of the Company's website at investor.enphase.com. Following the webcast, an archived version will be available on the website for 30 days. In addition, an audio replay of the conference call will be available by calling 855-859-2056; participant passcode 871113926 beginning approximately one hour after the call.
Forward-Looking Statements
This press release contains forward-looking statements, including, but not limited to, statements related to Enphase Energy's financial performance, market demands for its microinverters, advantages of its technology, market trends and future financial performance. These forward-looking statements are based on the Company's current expectations and inherently involve significant risks and uncertainties. Enphase Energy's actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to: the future demands for solar energy solutions; the reduction, elimination or expiration of government subsidies and economic incentives for on-grid solar electricity applications; the Company's ability to achieve broad market acceptance of its microinverter systems and to develop new and enhanced products in response to customer demands and rapid market and technological changes in the solar industry; the success of competing solar solutions that are or become available; the Company's ability to effectively manage the growth of its organization and expansion into new markets and to maintain or achieve anticipated product quality, product performance and cost metrics; changes in warranty costs and reserves resulting from changes in estimates; competition and other factors that may cause potential future price reductions for its products; the Company's ability to optimally match production with demand and dependence on a limited number of outside contract manufacturers and lack of supply contracts with these manufacturers; general economic conditions in domestic and international markets and other risks included under the captions “Risk Factors” and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Annual Report on Form 10-K for the year ended December 31, 2012, and Form 10-Q for the quarter ended June 30, 2013, which are on file with the SEC and available on the SEC's website at www.sec.gov. Additional information will also be set forth in those sections in Enphase Energy's Quarterly Report on Form 10-Q for the quarter ended September 30, 2013, which will be filed with the SEC in the fourth quarter of 2013. All information set forth in this press release and its attachments is as of November 5, 2013. Enphase Energy undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations.
A copy of this press release can be found on the investor relations page of Enphase Energy's website at investor.enphase.com.

About Enphase Energy, Inc.
Enphase Energy delivers microinverter technology for the solar industry that increases energy production, simplifies design and installation, improves system uptime and reliability, reduces fire safety risk and provides a platform for intelligent energy management. Our semiconductor-based microinverter system converts energy at the individual module level and brings a system-based, high technology approach to solar energy generation. www.enphase.com
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Contacts
Christine Bennett, Enphase Energy
Global Corporate Communication Manager
pr@enphaseenergy.com
+1-707-763-4784

ENPHASE ENERGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Net revenues	$62,046	$60,813	$165,790	$159,110
Cost of revenues	44,611	44,489	119,870	119,878
Gross profit	17,435	16,324	45,920	39,232
Operating expenses:
Research and development	8,293	10,571	25,803	27,068
Sales and marketing	8,550	7,039	22,765	18,448
General and administrative	5,937	6,911	17,899	18,698
Total operating expenses	22,780	24,521	66,467	64,214
Loss from operations	(5,345)	(8,197)	(20,547)	(24,982)
Other expense, net:
Interest expense	(437)	(527)	(1,385)	(5,411)
Other income (expense)	(378)	(53)	(724)	263
Total other expense, net	(815)	(580)	(2,109)	(5,148)
Loss before income taxes	(6,160)	(8,777)	(22,656)	(30,130)
Provision for income taxes	(141)	(130)	(447)	(346)
Net loss attributable to common stockholders	$(6,301)	$(8,907)	$(23,103)	$(30,476)
Net loss per share attributable to common stockholders, basic and diluted	$(0.15)	$(0.22)	$(0.56)	$(1.11)
Shares used in computing net loss per share attributable to common stockholders, basic and diluted	41,777	40,755	41,517	27,356

ENPHASE ENERGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	September 30, 2013	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$31,778	$45,294
Accounts receivable, net	34,744	27,743
Inventory	24,392	19,843
Prepaid expenses and other	3,153	2,118
Total current assets	94,067	94,998
Property and equipment, net	24,823	25,541
Other assets	1,420	1,752
Total assets	$120,310	$122,291
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$15,103	$11,272
Accrued liabilities	20,909	19,266
Deferred revenues	2,980	933
Current portion of term loans	3,432	2,384
Total current liabilities	42,424	33,855
Long-term liabilities:
Deferred revenues	10,325	7,537
Warranty obligations	20,932	15,260
Other liabilities	435	307
Term loans	5,861	8,677
Total liabilities	79,977	65,636
Commitments and contingencies
Stockholders’ equity:
Preferred stock	—	—
Common stock	—	—
Additional paid-in capital	190,265	183,629
Accumulated deficit	(150,129)	(127,026)
Accumulated other comprehensive income	197	52
Total stockholders’ equity	40,333	56,655
Total liabilities and stockholders’ equity	$120,310	$122,291

ENPHASE ENERGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Nine Months Ended September 30,
	2013	2012
Cash flows from operating activities:
Net loss	$(23,103)	$(30,476)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	5,122	3,938
Provision for doubtful accounts	665	60
Net loss on disposal of assets	82	110
Non-cash interest expense	322	3,969
Stock-based compensation	4,955	3,159
Change in fair value of convertible preferred stock warrants	—	(520)
Changes in operating assets and liabilities:
Accounts receivable	(7,666)	(15,023)
Inventory	(4,549)	(5,422)
Prepayment to supplier	—	(5,000)
Prepaid expenses and other assets	(969)	(448)
Accounts payable, accrued and other liabilities	11,855	13,543
Deferred revenues	4,835	(20,164)
Net cash used in operating activities	(8,451)	(52,274)
Cash flows from investing activities:
Purchases of property and equipment	(4,886)	(11,054)
Net cash used in investing activities	(4,886)	(11,054)
Cash flows from financing activities:
Proceeds from term loans and debt	—	2,600
Repayments of term loans	(1,815)	(5,522)
Principal payments under capital leases	(40)	(96)
Proceeds from issuance of common stock under employee stock plans	1,672	47
Proceeds from issuance of common stock in IPO, net of underwriting discounts and commissions	—	58,609
Payment of offering costs	—	(2,032)
Net cash (used in) provided by financing activities	(183)	53,606
Effect of exchange rate changes on cash	4	(85)
Net (decrease) increase in cash and cash equivalents	(13,516)	(9,807)
Cash and cash equivalents—Beginning of period	45,294	51,524
Cash and cash equivalents—End of period	$31,778	$41,717

ENPHASE ENERGY, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(In thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Reconciliation of Gross Profit and Gross Margin on a GAAP Basis to Gross Profit and Gross Margin on a Non-GAAP Basis:
Gross profit on a GAAP basis	$17,435	$16,324	$45,920	$39,232
Stock-based compensation	137	62	309	119
Gross profit on a non-GAAP basis	$17,572	$16,386	$46,229	$39,351
Gross margin on a GAAP basis	28.1%	26.8%	27.7%	24.7%
Gross margin on a non-GAAP basis	28.3%	26.9%	27.9%	24.7%
Reconciliation of Operating Expenses on a GAAP Basis to Operating Expenses on a Non-GAAP Basis:
Operating expenses on a GAAP basis	$22,780	$24,521	$66,467	$64,214
Stock-based compensation(1)	(1,908)	(1,389)	(4,646)	(3,040)
Severance costs	(422)	—	(578)	—
Operating expenses on a non-GAAP basis	$20,450	$23,132	$61,243	$61,174
(1) Includes stock-based compensation as follows:
Research and development	$625	$514	$1,541	$1,171
Sales and marketing	542	362	1,317	826
General and administrative	741	513	1,788	1,043
Total	$1,908	$1,389	$4,646	$3,040
Reconciliation of Loss from Operations on a GAAP Basis to Loss from Operations on a Non-GAAP Basis:
Loss from operations on a GAAP basis	$(5,345)	$(8,197)	$(20,547)	$(24,982)
Stock-based compensation	2,045	1,451	4,955	3,159
Severance costs	422	—	578	—
Loss from operations on a non-GAAP basis	$(2,878)	$(6,746)	$(15,014)	$(21,823)
Reconciliation of Net Loss on a GAAP Basis to Net Loss on a Non-GAAP Basis:
Net loss on a GAAP basis	$(6,301)	$(8,907)	$(23,103)	$(30,476)
Stock-based compensation	2,045	1,451	4,955	3,159
Severance costs	422	—	578	—
Non-cash interest expense	108	66	322	3,969
(Gains) losses from convertible preferred stock warrant liability revaluation	—	—	—	(520)
Net loss on a non-GAAP basis	$(3,726)	$(7,390)	$(17,248)	$(23,868)
Reconciliation of Basic and Diluted Net Loss per Share on a GAAP Basis to Basic and Diluted Net Loss per Share on a Non-GAAP Basis:
Basic and diluted net loss per share on a GAAP basis	$(0.15)	$(0.22)	$(0.56)	$(1.11)
Stock-based compensation	0.05	0.04	0.12	0.11
Severance costs	0.01	—	0.01	—
Non-cash interest expense	—	—	0.01	0.15
(Gains) losses from convertible preferred stock warrant liability revaluation	—	—	—	(0.02)
Basic and diluted net loss per share on a non-GAAP basis	$(0.09)	$(0.18)	$(0.42)	$(0.87)

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